UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2024

VIMEO, INC.

(Exact name of registrant as specified in charter)

Delaware	001-40420	85-4334195
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number.)	Identification No.)

330 West 34th Street, 5th Floor New York, NY	10001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 524-8791

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, par value $0.01	VMEO	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 4, 2024, Vimeo, Inc. (the “Company”) announced that it has appointed Philip Moyer as its Chief Executive Officer, effective April 8, 2024 (the “Effective Date”). Also on the Effective Date, Mr. Moyer will join the Company’s Board of Directors (the “Board”). Mr. Moyer will succeed Adam Gross, the Company’s current Interim Chief Executive Officer and a member of the Board. Mr. Gross will remain a member of the Board after the transition.

Mr. Moyer, age 58, previously served as Global VP of Applied AI Engineering and Business Development and VP of Strategic Industries, Google Cloud, a division of Alphabet Inc., a role he held since July 2019. Prior to Alphabet, Mr. Moyer was Director of Financial Services at Amazon Web Services, a division of Amazon.com, Inc, where he managed Banking, Capital Markets, Insurance and Payments. He previously managed a Venture Capital portfolio in FinTech, Healthtech, and MarTech at Safeguard Scientifics, Inc., a public venture development company. Additionally, Mr. Moyer was CEO of two financial technology companies, EDGAR Online, Inc., a provider of financial data, analytics and disclosure management solutions, and Cassiopae, S.A., a French software company in the commercial banking market. He spent 15 years at Microsoft Corp., a global technology company, where he managed global customer teams, industry teams and services organizations. Mr. Moyer has a Computer Science degree from University of Pittsburgh and started his career as a software engineer for nuclear submarines at GE Aerospace, a division of General Electric Company.

In connection with Mr. Moyer’s appointment, Mr. Moyer and the Company entered into an offer letter dated March 26, 2024, which sets forth the terms and conditions of his at-will employment with the Company (the “Agreement”). Pursuant to the Agreement, Mr. Moyer will receive an annual base salary of $600,000 and will be eligible for a discretionary annual bonus with a target range of between 100% to 200% of his base salary. In addition, the Company will grant Mr. Moyer 1,680,439 restricted stock units (“RSUs”) pursuant to the Company’s 2021 Stock and Annual Incentive Plan, as amended (the “Plan”), which will vest over a three-year period as follows: (i) during the first year, one-sixth of the RSUs will vest every six months, and (ii) thereafter, the RSUs will vest annually in two equal installments, each equal to one-third of the RSUs. Additionally, Mr. Moyer will receive a sign-on bonus of $300,000, which must be repaid to the Company if Mr. Moyer is terminated for Cause or resigns for a reason other than for Good Reason (as such terms are defined in the Plan) before the one-year anniversary of his start date. If Mr. Moyer’s employment is terminated by the Company without Cause or if Mr. Moyer terminates his employment with the Company for Good Reason, he will be entitled to severance equal to (i) at least twelve months of his then-current salary and (ii) health benefits coverage for twelve months provided through COBRA, subject to his execution of a standard severance agreement and provision of transition assistance at the Company’s request. Mr. Moyer has agreed to confidentiality, intellectual property, non-competition and non-solicitation covenants.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Mr. Gross will receive a special director fee of $90,000 for his increased time commitment in connection with Board oversight and transition assistance that Mr. Gross will provide from April 9, 2024 through June 1, 2024.

ITEM 7.01 Regulation FD Disclosure.

A copy of the press release issued by the Company on April 4, 2024 announcing Mr. Moyer’s appointment as Chief Executive Officer is attached hereto as Exhibit 99.1.

ITEM 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Offer Letter, dated as of March 26, 2024, by and between Vimeo, Inc. and Philip Moyer
99.1	Press Release of Vimeo, Inc., dated April 4, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIMEO, INC.

By:	/s/ Jessica Tracy
Name:	Jessica Tracy
Title:	General Counsel & Secretary

Date: April 4, 2024